Exhibit 99.1

INSTALLED BUILDING PRODUCTS REPORTS RESULTS

FOR FIRST QUARTER 2016

— Net Revenue Increased 47.5% to $191.7 Million

— Adjusted EBITDA Increased 154.8% to $19.3 Million

— Operating Income Increased 254.0% to $10.6 Million

Columbus, Ohio, May 5, 2016. Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE:IBP), an industry-leading installer of insulation and complementary building products, announced today results for the first quarter ended March 31, 2016.

First Quarter 2016 Highlights

•	Net revenue increased 47.5% to $191.7 million

•	Adjusted EBITDA increased 154.8% to $19.3 million

•	Operating income improved 254.0% to $10.6 million

•	Adjusted net income per diluted share increased 320% to $0.21

•	In January 2016, acquired Key Green Builder Services, LLC d/b/a Key Insulation, which enhances the company’s presence in the Austin and San Antonio, Texas markets, with 2015 revenues of approximately $11.8 million

•	In February 2016, acquired Phoenix, Arizona based Marshall Insulation, LLC., with 2015 revenues of approximately $4.0 million

•	In February 2016, acquired Bakersfield, California based Kern Door Company, Inc., with 2015 revenues of approximately $4.5 million

•	In February 2016, entered into a new five-year, $325 million senior secured credit facility with an accordion feature allowing the Company to increase the borrowing capacity to $400 million, subject to certain approvals

Recent Developments

•	In April, 2016, acquired Alpine Insulation based in Sheboygan, Wisconsin with five operating locations throughout the state and approximately $23.9 million in revenues for 2015

“The 2016 first quarter was exceptionally strong, driven by market growth in completions, strong same branch sales, and the addition of our acquired branches,” stated Jeff Edwards, Chairman and Chief Executive Officer. “For the first quarter, IBP’s single family same branch sales increased 27.8% compared to growth in total US single family completions of 16.7%. In addition, the contribution from our acquired branches helped total revenues grow 47.5% to $191.7 million.”

Mr. Edwards continued, “A higher number of completed jobs and a more favorable mix of installation services helped improve first quarter profitability, compared to the same period last year. Incremental Adjusted EBITDA margin was 19.0% in the quarter, compared to 13.9% in last year’s first quarter, primarily due to strong same branch incremental Adjusted EBITDA margin of 25.4% for the quarter. 2016 has started off strong and we are encouraged by the positive momentum we continue to experience.”

First Quarter 2016 Results Overview

For the first quarter of 2016, net revenue was $191.7 million, an increase of 47.5% from $129.9 million in the first quarter of 2015. On a same branch basis, net revenue improved 26.1% from the prior year quarter, with approximately 50.0% of the increase attributable to growth in the number of completed jobs and the remainder achieved through price gains and more favorable customer and product mix.

Gross profit improved 60.0% to $54.6 million from $34.1 million in the prior year quarter. Gross margin expanded to 28.5% from 26.3% in the prior year quarter, primarily due to higher revenue and a more profitable mix of business.

Selling, general and administrative expense (SG&A), as a percentage of net revenue, was 21.7% compared to 23.4% in the prior year quarter. Higher net revenue in the 2016 first quarter more than offset the higher costs needed to support our growth.

Adjusted EBITDA was $19.3 million, a 154.8% increase from $7.6 million in the prior year quarter, largely due to higher gross profit and an improvement in SG&A as a percentage of net revenue. Adjusted EBITDA, as a percentage of net revenue, grew 430 basis points to 10.1%, compared to 5.8% in the prior year quarter. Operating income improved 254.0% to $10.6 million, from $3.0 million in the prior year quarter.

Adjusted net income was $6.6 million, or $0.21 per diluted share, compared to $1.4 million, or $0.05 per diluted share in the prior year quarter. Adjusted net income adjusts for the impact of non-core items in both periods. On a GAAP basis, net income attributable to common stockholders was $5.8 million, or $0.19 per diluted share, compared to $1.2 million, or $0.04 per diluted share, in the prior year quarter.

Conference Call and Webcast

The Company will host a conference call and webcast on May 5, 2016 at 10:00 a.m. Eastern Time to discuss these results. To participate in the call, please dial 855-327-6837 (domestic) or 631-891-4304 (international). The live webcast will be available at www.installedbuildingproducts.com in the investor relations section. A replay of the conference call will be available through June 5, 2016, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the passcode 10001076.

About Installed Building Products

Installed Building Products, Inc. is the nation’s second largest insulation installer for the residential new construction market and is also a diversified installer of complementary building products, including garage doors, rain gutters, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects from its national network of branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the demand for our services, expansion of our national footprint, our ability to capitalize on the new home construction recovery, our ability to strengthen our market position, our ability to pursue value-enhancing acquisitions, our ability to improve profitability and expectations for demand for our services for the remainder of 2016. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of Adjusted EBITDA and Adjusted Net Income. The reasons for the use of Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Net Income Per Share Attributable to Common Stockholders, reconciliations of Adjusted EBITDA and Adjusted Net Income to the most directly comparable GAAP measures and other information relating to Adjusted EBITDA and Adjusted Net Income are included below following the unaudited condensed consolidated financial statements.

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except share and per share amounts)

	Three months ended March 31,
	2016	2015
Net revenue	$191,698	$129,948
Cost of sales	137,107	95,822

Gross profit	54,591	34,126
Operating expenses
Selling	11,251	8,112
Administrative	30,283	22,237
Amortization	2,479	789

Operating income	10,578	2,988
Other expense
Interest expense	1,553	698
Other	104	25

	1,657	723

Income before income taxes	8,921	2,265
Income tax provision	3,108	1,023

Net income attributable to common stockholders	$5,813	$1,242

Basic and diluted net income per share attributable to common stockholders	$0.19	$0.04

Weighted average shares outstanding:
Basic	31,242,237	31,493,587
Diluted	31,330,971	31,494,848

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share amounts)

	March 31,	December 31,
	2016	2015
ASSETS
Current assets
Cash	$11,700	$6,818
Accounts receivable (less allowance for doubtful accounts of $2,702 and $2,486 as March 31, 2016 and December 31, 2015, respectively)	107,290	103,198
Inventories	31,012	29,337
Other current assets	8,908	10,879

Total current assets	158,910	150,232
Property and equipment, net	60,430	57,592
Non-current assets
Goodwill	93,715	90,512
Intangibles, net	69,775	67,218
Other non-current assets	9,220	8,018

Total non-current assets	172,710	165,748

Total assets	$392,050	$373,572

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$10,905	$10,021
Current maturities of capital lease obligations	7,962	8,411
Accounts payable	55,594	50,867
Accrued compensation	16,747	14,488
Other current liabilities	13,574	13,635

Total current liabilities	104,782	97,422
Long-term debt	118,209	113,214
Capital lease obligations, less current maturities	11,264	12,031
Deferred income taxes	15,287	14,582
Other long-term liabilities	22,512	21,840

Total liabilities	272,054	259,089
Stockholders’ equity
Preferred Stock; $0.01 par value: 5,000,000 authorized and 0 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	—	—
Common Stock; $0.01 par value: 100,000,000 authorized, 31,982,888 issued and 31,333,961 and 31,366,328 shares outstanding at March 31, 2016 and December 31, 2015, respectively	320	320
Additional paid in capital	157,224	156,688
Accumulated deficit	(25,329)	(31,142)
Treasury Stock; at cost: 648,927 and 616,560 shares at March 31, 2016 and December 31, 2015, respectively	(12,219)	(11,383)

Total stockholders’ equity	119,996	114,483

Total liabilities and stockholders’ equity	$392,050	$373,572

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities
Net income	$5,813	$1,242
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property and equipment	5,443	3,500
Amortization of intangibles	2,479	789
Amortization of deferred financing costs and debt discount	77	36
Provision for doubtful accounts	521	536
Write-off of debt issuance costs	286	—
Gain on sale of property and equipment	(79)	(68)
Noncash stock compensation	536	102
Deferred income taxes	708	—
Changes in assets and liabilities, excluding effects of acquisitions
Accounts receivable	(3,045)	2,094
Inventories	(1,364)	(796)
Other assets	1,619	282
Accounts payable	3,557	(923)
Income taxes payable	284	1,046
Other liabilities	2,992	(1,855)

Net cash provided by operating activities	19,827	5,985

Cash flows from investing activities
Purchases of property and equipment	(6,503)	(5,666)
Acquisitions of businesses, net of cash acquired of $0 and $661, respectively	(8,797)	(30,019)
Proceeds from sale of property and equipment	190	153
Other	—	—

Net cash used in investing activities	(15,110)	(35,532)

Cash flows from financing activities
Proceeds from revolving line of credit under July 2014 Credit Agreement	—	35,400
Payments on revolving line of credit under July 2014 Credit Agreement	—	(5,350)
Proceeds from term loan under February 2016 Credit Agreement	100,000	—
Payments on term loan under April 2015 Credit Agreement	(48,125)	—
Payments on delayed draw term loan under April 2015 Credit Agreement	(50,000)	—
Proceeds from vehicle and equipment notes payable	4,933	4,361
Debt issuance costs	(1,228)	—
Principal payments on long term debt	(1,119)	(766)
Principal payments on capital lease obligations	(2,348)	(2,413)
Acquisition-related obligations	(1,112)	—
Repurchase of common stock	—	(6,100)
Surrender of restricted stock by employees	(836)	—

Net cash provided by financing activities	165	25,132

Net change in cash	4,882	(4,415)
Cash at beginning of period	6,818	10,761

Cash at end of period	$11,700	$6,346

Supplemental disclosures of cash flow information
Net cash paid during the period for:
Interest	$1,155	$646
Income taxes, net of refunds	2,398	(24)
Supplemental disclosure of noncash investing and financing activities
Vehicles capitalized under capital leases and related lease obligations	1,247	509
Seller obligations in connection with acquisition of businesses	1,052	5,486

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted Net Income measure performance by adjusting EBITDA and GAAP net income attributable to common stockholders, respectively, for certain income or expense items that are not considered part of our core operations. We believe that the presentation of these measures provides useful information to investors regarding our results of operations because it assists both investors and us in analyzing and benchmarking the performance and value of our business.

We believe the Adjusted EBITDA measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining the achievement of awards under certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted EBITDA may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

Although we use the Adjusted EBITDA measure to assess the performance of our business, the use of the measure is limited because it does not include certain material expenses, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, GAAP net (loss) income as a measure of performance. Our presentation of this measure should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. This measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, this measure is not intended as an alternative to net (loss) income as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow (used in) provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on this measure or ratios calculated using this measure.

We also believe the Adjusted Net Income measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of certain non-core items such as discontinued operations, acquisition related expenses, the tax impact of these certain non-core items, and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Net Income differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted Net Income may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(unaudited, in thousands, except share and per share amounts)

The table below reconciles Adjusted Net Income to the most directly comparable GAAP financial measure, net income (loss) attributable to common stockholders, for the periods presented therein.

Per share figures may reflect rounding adjustments and consequently totals may not appear to sum.

	Three months ended March 31,
	2016	2015
Net income attributable to common stockholders, as reported	$5,813	$1,242
Adjustments for adjusted net income:
Write-off of capitalized loan costs	286	—
Share based compensation expense	536	102
Acquisition related expenses	363	219
Tax impact of adjusted items at 34.8% effective tax rate [1]	(412)	(145)

Adjusted net income	$6,586	$1,418

Weighted average shares outstanding (diluted)	31,330,971	31,494,848
Diluted net income per share attributable to common stockholders, as reported	$0.19	$0.04
Adjustments for adjusted net income, net of tax impact, per diluted share [2]	0.02	0.01

Diluted adjusted net income per share	$0.21	$0.05

[1]	Effective tax rate of 34.8% and 45.2% as of March 31, 2016 and 2015, respectively, applied to the adjustments
[2]	Includes adjustments related to share-based compensation expense and acquisition related expenses

The table below reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

Reconciliation of GAAP to Non-GAAP Measures

Adjusted EBITDA Calculations

	Three months ended March 31,
	2016	2015
Adjusted EBITDA:
Net income (GAAP)	$5,813	$1,242
Interest expense	1,553	698
Provision for income taxes	3,108	1,023
Depreciation and amortization	7,921	4,289

EBITDA	18,395	7,252

Acquisition related expenses	363	219
Share based compensation expense	536	102

Adjusted EBITDA	$19,294	$7,573

Adjusted EBITDA margin	10.1%	5.8%

Installed Building Products, Inc.

Supplementary Table

	Three months ended March 31,
	2016	2015
Period-over-period Growth
Sales Growth	47.5%	22.7%
Same Branch Sales Growth	26.1%	14.0%
Single-Family Sales Growth	47.9%	25.5%
Single-Family Same Branch Sales Growth	27.8%	16.7%
U.S. Housing Market [1]
Total Completions Growth	20.0%	0.9%
Single-Family Completions Growth	16.7%	0.5%
Same Branch Sales Growth
Volume Growth	13.8%	6.8%
Price/Mix Growth	12.3%	7.2%

[1]	U.S. Census Bureau data, as revised

Installed Building Products, Inc.

Components of Increase in Revenue and Adjusted EBITDA

	Three months ended March 31,
	2016	% Total	2015	% Total
Revenue Increase
Same Branch	$33,949	55.0%	$14,785	61.6%
Acquired	27,801	45.0%	9,217	38.4%

Total	$61,750	100.0%	$24,002	100.0%

		Adj EBITDA		Adj EBITDA
		Contribution		Contribution

Adjusted EBITDA
Same Branch	$8,617	25.4%	$2,786	18.8%
Acquired	3,104	11.2%	555	6.0%

Total	$11,721	19.0%	$3,341	13.9%

Source: Installed Building Products, Inc.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net